UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Equal Energy Ltd.

(Name of Registrant as Specified In Its Charter)

Montclair Energy, LLC
W. Cobb Hazelrig
Frederick G. Wedell

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Montclair Energy PUBLISHES PROPOSAL to maximize shareholder value at equal energy ltd.

Birmingham, Alabama – April 11, 2014

Montclair Energy, LLC ("Montclair") announced today that it has published a detailed proposal to maximize shareholder value at Equal Energy Ltd. (NYSE: EQU; TSX: EQU) ("Equal Energy" or the "Company") through a recapitalization of the Company. Copies of the proposal are available on the web site maintained by the U.S. Securities and Exchange Commission ("SEC") at http://www.sec.gov.

Montclair's proposal includes a detailed analysis of the superiority of Equal conducting a leveraged recapitalization rather than completing the still pending sale to Petroflow Energy Corporation. The proposal includes the following key conclusions:

The Petroflow Transaction Significantly Undervalues Equal Energy

•	The presentation reviews multiple valuation methods and concludes the Petroflow offer represents a discount ranging from 34%-62% versus Equal's peer group.
•	The Petroflow offer, when viewed in the context of reserve and production-based valuation metrics (a more meaningful proxy for value), is at a significant discount on this basis.
•	In addition to under-valuation, the elimination of the 1Q14 dividend and likely elimination of the 2Q14 dividend erodes an additional $0.10 per share.

A Sale of Equal Energy Would Preclude Investors from Participating in the Company's Future Potential

•	Equal Energy shareholders have borne the costs of its drilling program, but much of the resulting cash flow will only accrue to Petroflow's benefit if the Company is sold.
•	The commodity price environment presents additional upside, as the current pricing for all 3 product streams are in excess of the levels underlying the 2014 management projections in the Equal Energy Preliminary Proxy Statement dated December 31, 2013.
o	2014 oil and natural gas strips are now 3.4% and 11.9% higher than Equal Energy estimates, respectively.
o	Current propane prices, in terms of WTI realization, of 41.9% suggest the achievement of 2014 EBITDA above Equal Energy's low NGL realization % scenario of $41.9 million.
•	If management can bring the Company's G&A expense structure in-line with the peer group, this could yield as much as $2.5 million in annual savings.

A Levered Share Repurchase Provides Investors with both an Immediate Return of Capital and Future Appreciation Potential

•	A levered share repurchase would capitalize on Equal Energy's untapped and attractively-priced credit facility.

•	Conservative use of leverage could fund a $105 million share repurchase or 48% of outstanding shares of Equal Energy, based on a $6.00 tender price per share.
•	Remaining shares estimated to be valued between $7.95-$13.70 at the end of PF2014, depending upon NGL price realization.
•	In total, Montclair estimates that a levered share repurchase can deliver total share price realization of $7.01 to $9.97, representing a 29%-84% premium to the Petroflow offer of $5.43 per share.

Investors are encouraged to review the full analysis in Montclair's proposal, which is available online at http://www.sec.gov.

ADDITIONAL INFORMATION

Montclair may decide to nominate a slate of independent directors that would exercise their independent judgement and duties as directors of Equal Energy and consider all alternatives to the Petroflow transaction that would maximize value for the shareholders. If so, Montclair would file a proxy statement with the SEC. Any definitive proxy statement will also be mailed to stockholders of Equal Energy. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, would then also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available. INVESTORS AND SECURITY HOLDERS OF EQUAL ENERGY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY PROPOSED NOMINEES. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Montclair through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Montclair, W. Cobb (Chip) Hazelrig and Frederick G. Wedell may be deemed to be participants in any proxy solicitations that may be made by Montclair. Mr. Hazelrig and Mr. Wedell own 100% of the equity interests in Montclair. Collectively Mr. Hazelrig and Mr. Wedell are the beneficial owners of less than 5% of the outstanding common shares of Equal Energy.

For further information please contact:

W. Cobb Hazelrig

Montclair Energy

(205) 803-0034